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                                      UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549



                                      SCHEDULE 13G



                        UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. _____________)*


                               PRINTRAK INTERNATIONAL INC.

                                    (Name of Issuer)


                                      Common Stock

                             (Title of Class of Securities)

                                        74257410

                                     (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                 SCHEDULE 13G

CUSIP No. 74257410                                        Page  2  of  4  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Charles L. Smith
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member                             (a)  / /
     of a Group*                                                       (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only


-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power            532,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power            532,000
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          532,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                       / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          5.51%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          IN
-------------------------------------------------------------------------------



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ITEM 1.

     (a)   NAME OF ISSUER:  Printrak International Inc.

     (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                1250 N. Tustin Avenue
                Anaheim, CA  92807

ITEM 2.

     (a)   NAME OF PERSON FILING:  Charles L. Smith

     (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
           1250 N. Tustin Avenue, Anaheim, CA  92807

     (c)   CITIZENSHIP:  United States of America

     (d)   TITLE OF CLASS OF SECURITIES:  Common Stock

     (e)   CUSIP NUMBER: 74257410

ITEM 3.

     If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)   / /  Broker or dealer registered under Section 15 of the Act;
     (b)   / /  Bank as defined in Section 3(a)(6) of the Act;
     (c)   / /  Insurance company as defined in Section 3(a)(19) of the Act;
     (d)   / /  Investment company registered under Section 8 of the Investment
                Company Act;
     (e)   / /  Investment advisor registered under Section 203 of the
                Investment Advisors Act of 1940;
     (f)   / /  Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund;
     (g)   / /  Parent holding company, in accordance with Section 240.13d-
                1(b)(ii)(G);
     (h)   / /  A group, in accordance with Section 240.13d-1(b)(1)(2)(H).

ITEM 4.    OWNERSHIP.

     As of December 31, 1996:

     (a)   Amount beneficially owned is 532,000 shares of Common Stock
     (b)   Percent of Class: 5.51%
     (c) The reporting person has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 532,000 shares of Common Stock

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ITEM 5.    OWNERSHIP OF 5% OR LESS OF CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: / /

ITEM 6.    OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable.


                                        SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:      February 13, 1997          By: /s/ Charles L. Smith
                                          -----------------------
                                          Charles L. Smith